EXHIBIT 10.34

ASSIGNMENT AND ASSUMPTION AGREEMENT (TANGIBLE PROPERTY)

This Assignment and Assumption Agreement - Tangible Property (the "Agreement"), effective as of May 20th, 2020 (the "Effective Date"), is by and between. Mark D. Waldron, as Chapter 11 Trustee in the bankruptcy case of Giga Watt, Inc., pending in the U.S. Bankruptcy Court for the Eastern District of Washington and assigned case no. 18-03197 ("Seller"), and EcoChain Inc., a Delaware corporation ("Buyer").

WHEREAS, Seller and Buyer have entered into a certain Purchase and Sale Agreement, dated as of April 30, 2020 (the "Purchase Agreement"), pursuant to which, among other things, Seller has agreed to assume, under 11 U.S.C. § 365, and assign all of its rights, title and interests in, and Buyer has agreed to assume all of Seller's duties and obligations under the TNT Leases, the TNT Power Contract, and the Trailer Oral Lease as defined in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.        Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

        2.        Assignment and Assumption. Seller hereby sells, assigns, grants, conveys and transfers to Buyer all of Seller's right, title and interest in and to the TNT Leases, the TNT Power Contract and the Trailer Oral Lease, provided that, subject to the terms of the Purchase Agreement, Seller is not transferring to Buyer, and Buyer is not acquiring from Seller any right, title, or interest in the TNT Power Deposit. Buyer hereby accepts such assignment after Seller's assumption of same under 11 U.S.C. § 365, and assumes all of Seller's duties and obligations under the TNT Leases, the TNT Power Contract and the Trailer Oral Lease and agrees to pay, perform and discharge, as and when due, all of the obligations of Seller under the TNT Leases, the TNT Power Contract, and the Trailer Oral Lease accruing on and after the Effective Date.

3.        Terms of the Purchase Agreement.. The terms of the Purchase Agreement are incorporated herein by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, and agreements contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.        Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington and sections 101, et seq. of title 11 of the United States Code, without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction).

5.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

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